UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

LivaNova PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Merchant Square

North Wharf Road

London, W2 1AY

United Kingdom

(Address of Principal Executive Offices)

(44) 203 786 5275

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).c

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Executive Officer

On November 1, 2016, André-Michel Ballester resigned as the Chief Executive Officer of LivaNova PLC (the “Company”) and as a member of the Company’s Board of Directors, effective on December 31, 2016.

Pursuant to a separation agreement (the “Agreement”) with the Company, Mr. Ballester will receive a payment in the amount of £725,000 ($884,500) (which represents a payment in lieu of 12 months’ salary and allowances in lieu of his notice period, in accordance with the terms of Mr. Ballester’s service contract with the Company), which will be paid, at his option, as a lump sum by January 31, 2017 or in 12 monthly installments, the first of which will be paid by January 31, 2017. In addition, Mr. Ballester will be eligible under his service agreement to receive in 2017 an amount equal to any bonus that would have been paid under the Company’s Annual Executive Bonus Program for fiscal year 2016.

Mr. Ballester has agreed to provide consulting services to the Company commencing December 31, 2016 and continuing through December 31, 2020. During 2017, Mr. Ballester has agreed to devote at least 50% of his working days to the business of the Company, including providing transitional support for his successor, for which he will be paid a consulting fee in the amount of $400,000. During 2018, 2019 and 2020, Mr. Ballester has agreed to provide litigation support services, as needed, for which he will be paid a consulting fee in the amount of $50,000 per year.

As Mr. Ballester will remain a service provider, the Company will exercise its discretion to allow vesting to continue under Mr. Ballester’s Restricted Stock Unit Award Grant Notice and Agreement dated November 11, 2015, his Restricted Stock Unit Award Grant Notice and Agreement dated March 11, 2016, and his Stock Appreciation Right Grant Notice and Agreement dated March 11, 2016 until December 31, 2017.

Also pursuant to the Agreement, Mr. Ballester will honor during 2017 the one-year covenant not-to-compete embodied in his Service Agreement, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 19, 2015. He has also agreed to honor during 2018 a one-year covenant not-to-compete pertaining to businesses involving cardiac rhythm management and trans-catheter mitral valve repair and replacement.

This foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement to be finalized on the terms set out above, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

These arrangements are consistent with the provisions of the Directors’ Remuneration Policy approved by shareholders at the annual general meeting held on June 15, 2016.

(c) Appointment of New Chief Executive Officer

On November 1, 2016, the Board of Directors of the Company appointed Damien McDonald, currently the Company’s Chief Operating Officer, as Chief Executive Officer and as a member of the Board of Directors, effective January 1, 2017.

Prior to joining the Company, Mr. McDonald, age 51, held several senior roles in the global life science sector. Most recently, Mr. McDonald was Group Executive and Corporate Vice President at Danaher Corporation. From 2013 until 2016, he served as Group President, Professional Consumables at Danaher. During his tenure at Danaher, he was responsible for, among other things, 13 operating plants in Europe and the Americas and over 3,200 employees globally. From 2011, Mr. McDonald served as Group President of Kerr Corporation, a subsidiary of Danaher Corporation, where he was responsible for a dental consumables business with operations in the United States, Mexico, Switzerland, Italy and the Czech Republic. In 2010, Mr. McDonald undertook special projects for Danaher Corporation. From 2007 to 2010, Mr. McDonald was President, Zimmer Spine at Zimmer Holdings, where he was responsible for divisions in the United States and France. From 1999 to 2007, Mr. McDonald occupied various roles with Johnson & Johnson. Mr. McDonald holds bachelor’s degrees in pharmacy and economics from the University of Queensland in Australia, a master’s degree in international economics from the University of Wales, and an MBA from the Institute for Management Development (IMD) in Lausanne.

Mr. McDonald’s Service Agreement was filed with the SEC contemporaneously with the announcement of his appointment to the position of Chief Operating Officer.

There are no family relationships between Mr. McDonald and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Press Release

On November 2, 2016, the Company issued a press release announcing the foregoing events, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

99.1	Press Release, dated November 2, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: November 2, 2016	By:	/s/ Brian Sheridan
	Name:	Brian Sheridan
	Title	Company Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated November 2, 2016.